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                             MASTER LEASE AGREEMENT

     THIS MASTER LEASE AGREEMENT is made and entered into as of the 12th day of February, 1996, by and between ONEIDA NATION ELECTRONICS, a corporation chartered by the Oneida Tribe of Indians of Wisconsin ("Landlord") and PLEXUS CORP., a Wisconsin corporation ("Tenant").

                                  WITNESSETH:

     WHEREAS, Landlord desires to enter into this Master Lease Agreement (the "Agreement") with Tenant in consideration of the following opportunities and advantages:

           (a) Landlord will gain a strong entry into the electronics manufacturing and product development industry;

           (b) Landlord will increase its knowledge about the development of high technology electronic products through its business association with Tenant; and

           (c) Landlord will diversify the economic base of the Oneida Tribe of Indians of Wisconsin and may create employment opportunities for Tribal members as a result of its business association with Tenant.

     WHEREAS, Tenant desires to enter into this Agreement with Landlord in consideration of the following opportunities and advantages:

           (a) Tenant will increase its manufacturing capacity at reasonable cost and risk and will benefit from a state-of-the-art facility and equipment;

           (b) Tenant will have access to a labor pool outside of its existing labor pool to support its manufacturing expansion;

           (c) The facility and equipment to be provided under this Agreement will enhance Tenant's capabilities and will enable Tenant to take advantage of opportunities from new and existing customers; and

           (d) Tenant will develop a long term business relationship with Landlord which may benefit Tenant in the future.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto do promise and agree as follows:



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                                  ARTICLE ONE
                                    FACILITY

     The Landlord, for and in consideration of the rents hereinafter reserved and the covenants and agreements hereinafter contained on the part of the Tenant, hereby leases to the Tenant a portion of the manufacturing and office complex to be constructed on land located within the current reservation boundaries of the Oneida Tribe of Indians of Wisconsin as set forth on the site plan attached hereto as EXHIBIT A ("Facility"), together with the rights, privileges, easements and appurtenances pertaining thereto. The Landlord shall provide, upon commencement of the Lease, parking for at least 400 vehicles for use by the Tenant and Landlord, and their respective employees, customers, contractors, invitees and agents.


                                  ARTICLE TWO
                                   EQUIPMENT

     The Landlord, for and in consideration of the rents hereinafter reserved and the covenants and agreements hereinafter contained on the part of the Tenant, hereby leases to the Tenant the equipment more fully described on EXHIBIT B(1) attached hereto ("Equipment"). Tenant acknowledges that it will provide, among other things, the appropriate telephone and security equipment, network and server equipment and repair equipment in Neenah, Wisconsin to support the Facility. Landlord agrees to provide additional and/or replacement Equipment during the term of this Agreement which may be reasonably required by Tenant to support Tenant's and/or Landlord's customer requirements and/or changes in technology. Landlord further agrees to provide additional Equipment as reasonably required to expand the Facility from three (3) surface mount cells to five (5) surface mount cells. EXHIBIT B(2) attached hereto sets forth the additional Equipment to be provided by Landlord to expand the Facility to five (5) surface mount cells.

                                 ARTICLE THREE
                                      TERM

     The term of this Agreement shall be for a period of ten (10) years commencing on the date on which the construction of the Facility and the installation of the Equipment (as hereinafter defined) have been "substantially completed" (as hereinafter defined) by Landlord, unless said term shall be sooner terminated as hereinafter provided. The parties shall, at the request of either, execute and deliver an instrument confirming the commencement date of this Agreement when determined.

     For purposes of this Agreement, "substantially completed" shall mean that the Facility is completed in accordance with the Working Drawings (as hereinafter defined)

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which have been approved by the Landlord and the Tenant and in compliance with all applicable laws, ordinances, rules, codes and regulations so that (a) the Tenant can occupy and use the Facility for its intended purposes without material interference to Tenant conducting its ordinary business activities and
(b) the only incomplete items are minor or insubstantial details of construction, mechanical adjustments, or finishing touches such as touch-up painting.


                                  ARTICLE FOUR
                                      RENT

     During the term of this Agreement, in consideration of the leasing aforesaid, Tenant hereby covenants and agrees to pay Landlord a monthly rental in accordance with the formula and payment terms more fully described on EXHIBIT C attached hereto.


                                  ARTICLE FIVE
                            CONSTRUCTION OF FACILITY

     Section 5.01: Landlord shall cause, at its expense, the construction of a building (a part of which is the Facility) with approximately One Hundred Eleven Thousand (111,000) square feet of manufacturing, support equipment, common and office area, together with accessory driveways, sidewalks, landscaping and parking. Within sixty (60) days after the execution hereof, Landlord shall submit to Tenant, for Tenant's approval, the final architectural, engineering, mechanical (including heating, ventilating and air conditioning), electrical and plumbing plans, drawings and specifications (the "Working Drawings") necessary to complete the Facility based on an estimated total project cost of $7.841 Million (exclusive of land and Equipment). Tenant shall either approve the Working Drawings or request revisions thereto and return the same to Landlord within fifteen (15) business days after receipt by Tenant and Landlord shall have thirty (30) days after receipt to make the revisions requested by Tenant and resubmit them to Tenant for approval, which approval Tenant shall give to Landlord provided Landlord has satisfactorily revised the Working Drawings.

     Section 5.02: After approval of the Working Drawings, Landlord shall commence, and shall thereafter diligently prosecute to completion, the Facility. All of the Landlord's work shall be performed in a good and workmanlike manner, in compliance with the approved Working Drawings, and all work shall be in compliance with all applicable laws, codes, ordinances, rules and regulations. No changes shall be made to the Working Drawings or the construction work to be performed by Landlord unless the change has been submitted to and approved by Landlord and Tenant. The Tenant shall not cause any material changes to be made to the Working Drawings without the approval of the Landlord, whose approval shall not be unreasonably withheld.

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After final approval by Landlord and Tenant of the Working Drawings, Landlord
shall not be required by Tenant to invest more than $100,000 in such changes to the Working Drawings, and the costs of such agreed-upon changes to the Working Drawings in excess of $100,000 shall be assessed by mutual agreement of the parties; if the parties cannot so agree, the scope of the project may be scaled back.

     Section 5.03: Landlord shall keep Tenant informed on a regular basis as to the progress of construction and Tenant shall at all times have access to the Facility and the approved Working Drawings to inspect and review the same. Within fifteen (15) days following delivery of possession of the Facility to Tenant, Tenant may inspect the same and generate a punch list of those portions of the work which, in Tenant's reasonable estimation, are incomplete or not substantially in conformance with the approved Working Drawings and Landlord shall complete or remedy the same within a reasonable time following the receipt of such list. Landlord agrees that during the course of constructing the project, Tenant may enter the Facility for the purpose of installing its fixtures and equipment to whatever extent it may be practical so to do without interfering with the completion of the Facility.


                                  ARTICLE SIX
                            REPAIRS AND MAINTENANCE

     Section 6.01: During the term of this Agreement, Landlord shall, at its own cost and expense, keep and maintain the Facility and all components and systems therein (and all accessory driveways, sidewalks and parking areas) and Equipment in good condition and repair (ordinary wear and tear excepted) and shall promptly perform all necessary replacements, repairs and maintenance required to maintain same in operational condition, unless such replacements, repairs or maintenance results from Tenant's negligence or misconduct, in which case such replacements, repairs or maintenance shall be at Tenant's cost and expense.

     Section 6.02: During the term of this Agreement, Tenant shall use all reasonable precaution to prevent waste, damage or injury to the Facility and Equipment and shall notify Landlord in the event any part of the Facility or Equipment shall require maintenance, repairs or replacements thereto.

                                 ARTICLE SEVEN
                                   INSURANCE

     Section 7.01: During the term of this Agreement, Landlord shall, at its own cost and expense, keep the Facility and Equipment insured against loss or damage by fire and such other contingencies covered by an all-risk insurance policy in an amount of not less than the full replacement cost of the Facility

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and Equipment.  During the term of this Agreement, Landlord shall, at its own cost and expense, carry commercial general public liability insurance, including contractual liability for Landlord's indemnification obligations pursuant to Article 17, against claims for personal and bodily injury, death or property damage occurring on, in or about the common areas surrounding the Facility and the areas retained by the Landlord.

     Section 7.02: During the term of this Agreement, Tenant shall, at its own cost and expense, carry commercial general public liability insurance, including contractual liability for Tenant's indemnification obligations pursuant to Article 17, against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Facility and Equipment, in the amount of not less than Five Million and No/100 Dollars ($5,000,000.00) single limit.

     Section 7.02a: During the term of this Agreement, Tenant shall, at its own cost and expense, carry personal property insurance, including contractual liability for Tenant's indemnification obligations pursuant to Article 17, in an amount sufficient to protect any and all of Tenant's personal property located at the Facility or the land upon which the Facility is located, and provide proof thereof to Landlord.

     Section 7.03. During the term of this Agreement, Tenant shall further, at its own cost and expense, carry worker's compensation and employer's liability insurance as required by the State of Wisconsin covering all persons employed by Tenant in connection with any work done in or about the Facility, and provide proof thereof to Landlord.

     Section 7.04: All insurance policies required hereunder shall be written by an insurance company or companies licensed to do business in Wisconsin and with a general policyholder's rating of not less than A-2 and a financial rating of not less than XI in the most current available Best's insurance reports, or otherwise acceptable to the other party, and in the name of the Landlord and Tenant as insured parties as their respective interests may appear. Such insurance shall be non-cancelable and non-amendable without ten
(10) days written notice to either party. Such insurance may be furnished under any blanket policy carried by Landlord or by Tenant or under a separate policy therefor. The original policies or certificates thereof shall be furnished to the respective parties with evidence of timely payment of the premium therefor, upon commencement of the term of this Agreement and upon each renewal of the insurance.

     Section 7.05a: If Tenant or Landlord fails to carry all such policies of insurance or pay all required premiums therefor, or if the policies will be canceled for any reason and the other does not promptly move to obtain other insurance prior to or contemporaneously with such cancellation, Landlord or

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Tenant, as the case may be, may obtain such insurance in its own name to the extent herein provided and pay the premium therefor, and any sums paid by Landlord for said premiums will be deemed additional rent hereby reserved and will be payable by Tenant on demand to Landlord, together with interest at the rate of twelve percent (12%) per annum and any sums paid by Tenant for said premiums shall be payable by Landlord on demand to Tenant together with interest at the rate of twelve percent (12%) per annum or may be deducted from the rent due by Tenant under this Agreement.

     Section 7.05: Landlord shall not be responsible or liable to Tenant or to any insurance company (by way of subrogation or otherwise) insuring Tenant for any injury to any property, fixtures, buildings or other improvements or to any person or persons, at any time, on the Facility, including any damage or injury to Tenant or to any of Tenant's agents, servants, employees, contractors, guests, invitees, licensees or customers.

     Tenant shall not be responsible or liable to Landlord or to any insurance company (by way of subrogation or otherwise) insuring Landlord for any injury to any property, fixtures, buildings or other improvements, or to any person or persons, at any time, on the Facility, including any damage or injury to Landlord or to any of Landlord's agents, servants, employees, contractors, guests, invitees, licensees or customers.

                                 ARTICLE EIGHT
                                   UTILITIES

     Landlord agrees that it shall cause the Facility to be properly serviced with gas, electric, water, and sewer sufficient to meet Tenant's requirements as of the commencement of the term of this Agreement. Tenant agrees that it shall be responsible for and shall pay when due all charges for gas, electricity, telephone, water, sewer and all other utility services used or consumed by the Tenant at the Facility.


                                  ARTICLE NINE
                                      USE

     Tenant shall use the Facility for electronic manufacturing services and/or distribution work with related ancillary office space purposes only and shall not use the Facility or permit anything to be done in or about the Facility which in any way conflicts with any present and future law, statute, ordinance or governmental rule or regulation of the tribal, federal, state, county and city governments and of any and all other governmental or quasi-governmental authorities or agencies affecting the Facility or its use.


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                                  ARTICLE TEN
                              COMPLIANCE WITH LAWS

     During the term of this Agreement, Tenant shall, at its own cost and expense, comply promptly and conform with all present and future laws, ordinances, rules, requirements and regulations of the Oneida Tribe of Indians of Wisconsin and the federal, state, county and city governments and of any and all other governmental authorities or agencies, regulating the conduct of business by the Tenant at the Facility.

     Landlord shall be responsible to make all additions, alterations, or changes to the Facility or any portion thereof as may be required by any applicable governmental authority or agency so that the Facility and all portions thereof are in compliance with all present and future laws, ordinances, rules, requirements and regulations applicable with respect to the Facility. The Landlord represents and warrants that as of the commencement date of this Agreement, the Facility and the land upon which it is located shall comply with all applicable laws, ordinances, rules, requirements and regulations, including without limitation all laws, ordinances, rules and regulations dealing with environmental protection. The Landlord further represents and warrants that, during the time in which Landlord and/or the Oneida Tribe of Indians have owned the Facility and the land upon which the Facility is located, there have been no releases upon the Facility or the land upon which it is located, which would require clean-up or remediation under any of said laws, rules or regulations. Landlord further agrees to provide to Tenant all environmental assessments and test results obtained by either Landlord or the Oneida Tribe of Indians of Wisconsin prior to the Oneida Tribe of Indians of Wisconsin's acquisition of the land on which the Facility is located. The Landlord shall indemnify and hold harmless the Tenant from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including reasonable attorneys' fees or court costs) which may be incurred by the Tenant, relating to or arising out of any breach by the Landlord of the foregoing representations and warranties or the presence of any chemical or hazardous substance upon, in, or under the Facility or the land upon which it is located which did not arise out of the Tenant's operations at the Facility. Said representations, warranties and indemnities shall survive the Agreement expiration or sooner termination.

     Tenant shall indemnify and hold harmless Landlord, and its officers, agents, and representatives from and against and in respect of any and all demands, claims, losses, costs, fines, liabilities, damages (direct or indirect), (including, without limitation, damages to persons, property, or the environment), and expenses incurred in order to comply with applicable federal or Wisconsin laws (including, without limitation, reasonable legal and accounting fees and other expenses incurred in the investigation and defense of claims and actions) (hereinafter the

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"Liability") resulting from or arising out of:  (i) a spill, emission, discharge, escape or release (collectively a "release") of any chemical or hazardous substance into, onto, under, from or adjacent to the air, surface water, pavement, soils, land surface or subsurface strata, groundwater, or to buildings at levels requiring remediation under applicable federal or Wisconsin laws, which arises out of Tenant's operations at the Facility, (ii) the on-site storage, treatment, generation, transportation, processing, handling, production or disposal of any hazardous substances in violation of applicable federal or Wisconsin laws which arises out of Tenant's operations at the Facility, (iii) the failure to undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up or other remedial actions to the extent required under applicable Wisconsin or federal laws with respect to a release or the threat of a release of any hazardous substances arising out of Tenant's operations at the Facility, or (iv) a violation of applicable Wisconsin or federal laws arising from Tenant's operations of the Facility and not covered above;

     Notwithstanding any provision to the contrary, Tenant shall not be required to remediate any release for which Tenant is responsible hereunder to a standard greater than the applicable federal or Wisconsin standards or sufficient to obtain a closure letter from the federal or Wisconsin regulatory authority overseeing such remediation. Further, it is understood and agreed that Tenant shall not be responsible for any environmental condition at, upon, or under the Facility or the land upon which it is located which did not arise out of Tenant's operations at the Facility.

                                 ARTICLE ELEVEN
                                     ACCESS

     Tenant shall permit Landlord and its authorized representatives to enter upon the Facility at all reasonable times upon twenty-four (24) hours prior notice during usual business hours for inspection, repairs, showing the Facility to prospective mortgagees, purchasers or insurers, or any other reasonable purpose, provided, however, such entry shall be done in a manner so as not to unreasonably interfere with the conduct of Tenant's activities thereon.


                                 ARTICLE TWELVE
                                     SIGNS

     Tenant shall not erect or maintain any signs in or about the Facility without the prior written consent of Landlord, except the EAC/PLEXUS sign which has been agreed upon by the parties.


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                                ARTICLE THIRTEEN
                      WORK AT FACILITY; RELOCATION OF WORK

     Section 13.01: Tenant agrees that it shall use all reasonable efforts to ensure that work commenced at the Facility will remain at the Facility unless the underlying customer specifically requests that such work be moved from the Facility. The parties will make reasonable efforts to schedule jobs into the Facility according to the following criteria: (1) the technology fit; (2) the manufacturing space available in Tenant's advanced electronic manufacturing technology facilities; and (3) the qualified labor available.

     Section 13.02: During the term of this Agreement, until the Facility is utilizing five (5) surface mount cells operating at eighty percent (80%) capacity for four (4) consecutive months, Tenant agrees that it shall not, without Landlord's prior written consent, which consent shall not be unreasonably withheld, construct or lease another manufacturing facility competitive with the advanced electronic manufacturing technology of the Facility which is located within sixty (60) miles of the Facility, with the exception of additions to or replacement of Tenant's facilities located in Neenah, Wisconsin.

     For purposes hereof, "capacity" shall mean the operation of a surface mount cell at twenty (20) hours per day for each working day in a month, based upon five (5) days per week average.


                                ARTICLE FOURTEEN
                                HIRING PRACTICES

     Section 14.01: The Tenant shall be the sole employer at the Facility described on EXHIBIT A and will have the sole authority, subject to the provisions of this Agreement, to make all decisions regarding employment or employees at the Facility.

     Section 14.02: Tenant agrees to provide pre-employment training to Indians in an effort to provide same with the requisite skills to potentially become employees of Tenant at the Facility. For such training, Landlord agrees to reimburse Tenant at Tenant's cost for such training, provided, Tenant has received Landlord's prior written approval to provide pre-employment training to that person for whom reimbursement is being requested.

     Section 14.03: Tenant agrees to use its best efforts to give preference in hiring at the Facility to Indians who, in Tenant's sole estimation, are qualified to perform the work required, subject to existing laws and regulations.

     Section 14.04: Tenant agrees to provide opportunities for training incident to such employment for Indian employees,

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consistent with Tenant's Training QAP number 1075.  Said training shall be designed to increase the vocational effectiveness of Indian employees in an effort to potentially advance qualified Indian employees into management positions at the Facility.

     Section 14.05: Tenant agrees to conduct any layoffs or reduction in force consistent with its layoff/reduction in force practices utilized at Tenant's other facilities.

     Section 14.06: For purposes of this section, "Indian" shall mean an enrolled member of a federally recognized Tribe. If the Tenant has reason to doubt that a person seeking employment preference is an Indian, the Tenant shall grant the preference, but shall require the individual within thirty (30) days to provide evidence that the person is a member of a federally recognized Tribe.

     Section 14.07: Tenant agrees to use its best efforts to post all job opening notices in the Oneida Tribe Human Resource Department and the Oneida Tribal Newspaper, which notices shall set forth the Tenant's employment needs and related training opportunities, together with a description of the approximate number and types of employees needed; the opportunities available; and all other pertinent information necessary to advise prospective employees of any other employment requirements.

     Section 14.08: Tenant agrees to maintain and submit to Landlord on a quarterly basis, written records which indicate (i) the number of Oneida tribal members seeking employment for each employment position available at the Facility, (ii) the number of those positions offered to Oneida tribal members,
(iii) the number of such offers accepted by Oneida tribal members, and (iv) the number of Oneida tribal member applicants who were not offered positions and a brief explanation as to the reason offers were not extended.

     Section 14.09: Landlord will indemnify and hold Tenant harmless for any and all reasonable costs of any administrative or court action brought by any person or entity against the Tenant resulting from a claim that Tenant's preference for Indians violates applicable Wisconsin or federal laws, including but not limited to, any award of damages or judgment against the Tenant based on such a claim and all reasonable costs and attorneys' fees related to such a claim whether or not there is liability imposed on the Tenant. Tenant and its counsel shall confer with Landlord regarding submission of legal arguments and strategy decisions which relate to Indian preference issues. Tenant shall not settle any such claim without Landlord's consent, which consent shall not unreasonably be withheld. In addition, Tenant agrees to tender to Landlord, if Landlord requests, its rights to appeal any judgment indicating that Indian preference is unlawful.


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     Should the State of Wisconsin have jurisdiction to enforce any of its laws regulating the employment relationship between Tenant and employees of the Facility against Tenant, Tenant will not be obliged to honor any provisions of the Agreement which violate said law as determined by a state or federal court of competent jurisdiction. Tenant's noncompliance with any such provision will not be considered a default of its responsibilities under the Agreement.


                                ARTICLE FIFTEEN
                               EARLY TERMINATION

     After three (3) years of operation (five (5) years in the case of Tenant's early termination rights hereunder), in the event the Facility has net losses (as defined in EXHIBIT C) for four (4) consecutive months thereafter, Landlord or Tenant shall have the option, exercisable by delivery of written notice to the other party, to elect to terminate this Agreement effective six (6) months after delivery of such notice.

     After four (4) years of operations, in the event that seventy-five percent (75%) or more of the capacity (as defined in Article 13) of this Facility is producing Landlord's products or is being produced for Landlord's customers (as defined below) for four (4) consecutive months, Landlord or Tenant shall have the option, exercisable by delivery of written notice to the other party, to elect to terminate this Agreement effective six (6) months after delivery of such notice.

     For purposes hereof, "Landlord's products" shall mean Landlord's licensed, financed, or owned products and "Landlord's customers" shall mean the customers of Tenant established by Landlord.

     In the event Landlord terminates this Agreement pursuant to the second paragraph of this Article 15 or pursuant to Article 19, and only in such events, Tenant shall receive its share of net profits from operations (as defined in EXHIBIT C) for six (6) months from the effective date of such termination, with a maximum payment to Tenant of One Million Dollars ($1,000,000.00).

     In the event that this Lease is terminated pursuant to this Article 15, then it is understood that the Tenant's customers set forth in EXHIBIT E, will follow the Tenant, and the Tenant's employees who initially occupy the management positions set forth in EXHIBIT F, will, if they so desire, follow the Tenant. With respect to employees not retained by Tenant, it is the Landlord's current intent to hire such employees at the Facility in order to limit Tenant's exposure for severance benefits, however, Landlord assumes no legal obligation to do so.


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                                ARTICLE SIXTEEN
                           ALTERATIONS AND EXPANSION

     After the initial improvements described herein, no alterations affecting the structure or mechanical systems shall be made to the Facility by Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Landlord understands and agrees that the mechanical systems of the Facility may need expansion and/or upgrading as technology advances, and Landlord agrees to provide said expansion and/or upgrading to said mechanical systems if reasonably required by Tenant. Additionally, the parties hereto understand that the Facility has been designed for future expansion should business conditions warrant it, and the parties agree to mutually determine the details of said expansion. Any such alterations and fixtures that may be installed by Landlord pursuant to this Article shall, at the expiration or termination of this Agreement, become the sole property of Landlord.


                               ARTICLE SEVENTEEN
                                     DAMAGE

     In the event the Facility and/or Equipment is damaged or destroyed in whole or in part during the term of this Agreement, this Agreement shall continue in full force and effect and Landlord shall, with all reasonable dispatch and diligence, rebuild, replace, restore and/or repair such Facility and/or Equipment to a condition comparable to that existing just prior to said damage or destruction and to substantially complete the same within a period not to exceed twelve (12) months from date of said damage or destruction. Said twelve (12) month period, however, shall be subject to extension in the event of delays beyond the control of Landlord arising from acts of God, labor strikes, shortages of labor or material from reasonable sources of supply, the acts of Tenant or other contingencies which are beyond the reasonable control of Landlord. Provided that the Landlord maintains the insurance required under
Article 7, in no event shall Landlord be obligated to expend for any such repairs or replacements an amount in excess of the insurance proceeds available to Landlord for such repair or rebuilding, or to repair or replace any betterments or improvements to the Facility constructed or furnished by Tenant or any of Tenant's furniture, fixtures, equipment, inventory, merchandise, or any other item of Tenant's personal property. Notwithstanding the foregoing, in the event that the cost of repairing or rebuilding any such damage or destruction as reasonably estimated by Landlord is greater than fifty percent (50%) of the then-full replacement value of the Facility and the Equipment, then Landlord, by written notice to the Tenant within sixty (60) days after the damage and after consulting with Tenant as to the viability of replacing the Facility, shall have the option to terminate this Agreement. In such event, this Agreement shall terminate on the date specified in the notice and all insurance proceeds payable

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with respect to the Facility damaged or destroyed shall belong to and be the property of Landlord, and all insurance proceeds payable with respect to Tenant's property shall belong to and be the property of the Tenant.

                                ARTICLE EIGHTEEN
                                INDEMNIFICATION

     Tenant hereby agrees to indemnify and hold Landlord and its directors, officers, shareholders, employees and agents harmless against and from any and all claims by or on behalf of any person (i) arising from the conduct or management of or from any work or thing whatsoever done in or about the Facility by the Tenant, (ii) arising from any breach or default in the performance of any covenant or agreement contained herein on the part of Tenant, (iii) arising from any act or omission on the part of Tenant or of its agents, contractors, employees, invitees, licensees or customers occurring in or about the Facility, or (iv) arising from any accident, injury or damage whatsoever caused to any person or property occurring during the term of this Agreement in or about the Facility, and (v) from and against all judgments, costs, liabilities, damages, losses and expenses (including reasonable attorneys' fees) incurred or suffered by Landlord and its successors and assigns with respect to any such claims; provided, however, Tenant shall not be required to indemnify and hold Landlord harmless from and against claims to the extent the same result from the intentional or negligent acts or omissions of Landlord or of its agents, contractors, employees, invitees, licensees or customers. Tenant's indemnification obligations hereunder shall survive the termination of this Agreement.

     Landlord hereby agrees to indemnify and hold Tenant and its directors, officers, shareholders, employees and agents harmless against and from any and all claims by or on behalf of any person (i) arising from the conduct or management of or from any work or thing whatsoever done in or about the Facility by the Landlord, (ii) arising from any breach or default in the performance of any covenant or agreement contained herein on the part of the Landlord, (iii) arising from any act or omission on the part of the Landlord or of its agents, contractors, employees, invitees, licensees or customers occurring in or about the Facility, and (iv) from and against all judgments, costs, liabilities, damages, losses and expenses (including reasonable attorney's fees) incurred or suffered by the Tenant with respect to any such claims; provided, however, the Landlord shall not be required to indemnify and hold the Tenant harmless from and against claims to the extent that the same result from the intentional or negligent acts or omissions of the Tenant or its agents, contractors, employees, invitees, licensees or customers. The Landlord's indemnification obligations hereunder shall survive the termination of this Agreement.

                                ARTICLE NINETEEN
                           ASSIGNMENT AND SUBLETTING

     Tenant shall not assign this Agreement or sublet the Facility or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Landlord's consent shall not be required for assignments or subleases to affiliates or subsidiaries of Tenant nor in the event of an acquisition, sale or merger of Tenant. Prior to any assignment or subletting hereunder which does not require the prior written consent of Landlord, Tenant agrees to notify Landlord not less than ten (10) business days prior to the effectuation of any such assignment or subletting. In the event Landlord objects to the proposed assignee or sublessee (including a purchaser through acquisition, sale or merger), Landlord shall have the option to terminate this Agreement upon the giving of written notice to Tenant on or before expiration of the ten (10) business day period described above. In the event Landlord consents to such assignment or subletting or does not object to such assignment or subletting, as applicable, Plexus shall not be released from its obligations under this Agreement and any assignee or sublessee shall be bound by all the terms and conditions of this Agreement.


                                 ARTICLE TWENTY
                                   SURRENDER

     Upon the expiration or earlier termination of this Agreement, Tenant shall peaceably and quietly surrender the Facility in good order, condition and repair, reasonable wear and tear excepted. All Equipment, alterations, additions, improvements, fixtures, procedures and methods which may be made or installed by either Landlord or Tenant at the Facility during the term of this Agreement shall be the property of Landlord and shall remain upon and be surrendered with the Facility without compensation or credit to Tenant; provided, however, Tenant shall have the right to remove all of its personal and customer-owned property within the Facility, including inventory and test fixtures used in production.

     Notwithstanding any provision to the contrary, the Tenant is not required to and will not transfer to the Landlord any of the Tenant's trade secrets or other proprietary procedures, methods or processes, which shall at all times remain the Tenant's property; however, Tenant agrees to grant Landlord a perpetual non-transferable, non-exclusive license to Tenant's trade secrets or other proprietary procedures, methods or processes, which Tenant utilized at the Facility during the term of this Agreement, for Landlord's sole use and at no cost to Landlord other than the consideration given by Landlord pursuant to this Agreement.

                               ARTICLE TWENTY-ONE
                                  HOLDING OVER

     No holding over by Tenant shall operate to renew or extend this Agreement without written consent of Landlord endorsed hereon; in any event, holding over without consent as aforesaid shall be construed to be that of a month-to-month tenant.


                               ARTICLE TWENTY-TWO
                        NONCOMPETITION; NO SOLICITATION

     Section 22.01: During the term of this Agreement and for a period of two
(2) years immediately following termination or expiration of this Agreement for any reason whatsoever, except as expressly provided to the contrary in this Agreement, Landlord, its parent corporation, subsidiaries, affiliates, agents, officers, directors and all other related entities, agree that they shall not directly or indirectly divert, or attempt to divert, any of the "Tenant's Customers" (as defined below) specifically listed on EXHIBIT E attached hereto by soliciting, contacting or communicating with any such customers so as to cause such customers not to do advanced electronic manufacturing technology business with or to reduce such business with Tenant or to begin doing business with Landlord, unless consented to by Tenant which consent will not be unreasonably withheld. The initial list of Tenant's customers are set forth on attached EXHIBIT E, which EXHIBIT E may be supplemented by Tenant with additional customers from time to time during the term of this Agreement.

     The term "Tenant's Customers" shall mean those parties (i) for whom Tenant is currently performing work, or (ii) for whom Tenant has performed work during the prior three (3) years from any point during the term of this Agreement; or
(iii) for whom Tenant has performed work during the three (3) year period prior to the termination or expiration of this Agreement; or (iv) from whom Tenant is actively involved in soliciting new business during the term of this Agreement.

     During the term of this Agreement and for a period of two (2) years immediately following termination or expiration of this Agreement for any reason whatsoever, except as expressly provided to the contrary in this Agreement, Tenant, its subsidiaries, affiliates, agents, officers, directors and all other related entities agree that they shall not directly or indirectly divert, or attempt to divert any of the "Landlord's Customers" (as defined below) by soliciting, contacting or communicating with any such customers so as to cause such customers not to do advance electronic manufacturing technology business with or to reduce such business with Landlord or to begin doing business with Tenant, unless consented to by Landlord which consent will not be unreasonably withheld.

     The term "Landlord's Customers" shall mean those parties introduced to Tenant by Landlord or made known to Tenant as a result of Tenant's presence in the Facility, provided, however, such party or parties does not fall under the definition of Tenant's Customers set forth above.

     Section 22.02: During the term of this Agreement and for a period of two
(2) years immediately following termination or expiration of this Agreement for any reason whatsoever, except as expressly provided to the contrary in this Agreement, Landlord, its parent corporation, subsidiaries, affiliates, agents, officers, directors and all other related entities, agrees that it shall not directly or indirectly induce, or attempt to induce, those employees of Tenant initially occupying the management positions specifically listed on EXHIBIT F attached hereto to terminate such employment.

     The provisions of this Article 22 survive termination or expiration of this Agreement.

     Notwithstanding anything in this Article 22 to the contrary, in the event this Agreement is terminated by Tenant, the restrictions on Landlord contained in Sections 22.01 and 22.02, above, shall be null and void and of no further force or effect. Furthermore, notwithstanding anything in this Article 22 to the contrary, in the event this Agreement is terminated by Landlord pursuant to the first paragraph of Article 15, above, the restrictions on Landlord contained in Sections 22.01 and 22.02, above, shall apply only for the one (1) year period immediately following termination or expiration of this agreement and not for the two (2) year period as set forth above.

     Notwithstanding anything in this Article 22 to the contrary, in the event this Agreement is terminated by Landlord, the restrictions on Tenant contained in Section 22.01 shall be null and void and of no further force or effect.


                              ARTICLE TWENTY-THREE
                                    DEFAULT

     Section 23.01: If Tenant fails to pay rent when due or breaches any other of the terms, conditions, covenants or provisions of this Agreement which is not cured by Tenant within sixty (60) days (other than the payment of rent which shall have no notice requirement or cure period) after receipt by Tenant of written notice of such breach (provided that if the nature of such breach is such that it would reasonably take longer than sixty (60) days to cure, then the Tenant shall not be in default if the Tenant commences the cure as soon as reasonably possible within said sixty (60) day period and diligently prosecutes to completion the cure), then Landlord may, at its option, repossess the Facility and/or terminate the tenancy created by this Agreement if any such cure provided for above is not completed within the sixty (60) day period provided for above, and Tenant has not informed Landlord that said cure is not reasonably possible within said sixty
(60) days. In the event Landlord repossesses the Facility as aforesaid, said repossession shall not affect Tenant's liability for past rent due. In case of default under this Agreement, Landlord may recover from Tenant all other reasonable damages sustained by Landlord on account of the breach of this Agreement, including, but not limited to, the reasonable expenses incurred by Landlord in re-entering and recovering possession of the Facility and for the cost of repairs, alterations and brokerage fees connected with the reletting of the Facility. As an alternative, at the election of Landlord, Landlord shall have the right by written notice given to Tenant at any time after Landlord recovers possession of the Facility to declare this Agreement terminated and cancelled, without any further rights or obligations on the part of Landlord or Tenant (other than Tenant's obligations for rent and other charges due and owing through the date of termination), so that Landlord may relet the Facility without any right on the part of the Tenant to any credit or payment resulting from any reletting of the Facility.

     If the Landlord fails to pay or perform any of the terms, conditions, covenants or provisions of this Agreement, which failure is not cured within sixty (60) days after written notice of such failure of the Landlord, then Tenant shall be entitled to commence an action for damages, specific performance, injunction or termination of this Agreement and in addition the Tenant shall be entitled to all other rights and remedies available under applicable law or equity as permitted under this Agreement.

     In the event it is necessary for either party to enforce this Agreement, the prevailing party shall have the right to recover from the other its reasonable attorneys' fees and court costs.

     Section 23.02: Should Tenant be adjudged bankrupt or insolvent under the laws of any state or make a general assignment or similar transfer for the benefit of creditors or should a receiver be appointed for Tenant, this Agreement and all of Tenant's right hereunder shall, at the option of Landlord, be terminated and forfeited immediately, and all payments theretofore made hereunder by Tenant shall belong to and be retained by Landlord, which shall have the right immediately to re-enter and take possession of the Facility. Except as may be specifically provided for pursuant to the Federal Bankruptcy Code (11 U.S.C. Sec. 101 et. seq.), as the same may be amended from time to time (the "Bankruptcy Code"), neither Tenant's interest in this Agreement nor any estate hereby created in Tenant, nor any interest herein or therein shall pass to any trustee or receiver or any assignee for the benefit of creditors or otherwise by operation of law. Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor, and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or the estate in bankruptcy of Tenant, agree to pay the monthly rental in accordance with Article Four above. It is understood and agreed that included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of an assumption and/or assignment of this Agreement under the Bankruptcy Code are the following: (i) the cure of any monetary defaults and reimbursement of pecuniary loss of Landlord within not more than thirty (30) days of assumption and assignment; and (ii) the prior written consent of any mortgagee to which this Agreement has been assigned as collateral security. The foregoing shall be in addition to any matters as to which Landlord may require to be furnished adequate assurance pursuant to the Bankruptcy Code.

     Section 23.03: Tenant represents and warrants that, at the time that this Agreement is entered into, that no proceedings under the Bankruptcy Code relating to Tenant's business have been filed either by Tenant or any third party, that Tenant is not currently in any dissolution proceedings or in receivership, that Tenant has made no assignments for the benefit of any creditors, and that Tenant is not currently insolvent, as that term is defined by either the Bankruptcy Code or other applicable law. Tenant further represents and warrants that there are no claims or litigation, either current, pending or reasonably foreseeable, that would affect its ability to fulfill its obligations under this Agreement.


                              ARTICLE TWENTY-FOUR
               LIMITED WAIVER OF IMMUNITY; CONSENT TO ARBITRATION

     Section 24.01: For the purpose of resolving any disputes arising out of or relating to this Agreement, including but not limited to breach of this Agreement, Landlord does hereby grant a limited waiver of Landlord's sovereign immunity from unconsented suit specifically consenting to jurisdiction of the American Arbitration Association to adjudicate any such controversy or claim, consenting to the jurisdiction of any Wisconsin state court or any federal court to enter and enforce the arbitration award, and consenting to enforcement of the arbitration award or a judgment, and expressly waives its sovereign immunity from unconsented suit to permit such arbitration proceeding, an action to enforce the arbitration award, and enforcement of the award or judgment.

           (a) The limited waiver of Landlord's sovereign immunity is granted only to and for the sole benefit of Tenant and Tenant's successors in interest and permitted assigns, and shall not extend to any other entity or party whatsoever.

           (b) The limited waiver of Landlord's sovereign immunity shall be limited solely to actions or claims relating to or arising out of this Agreement, and shall not extend to any other claim or action of any nature whatsoever.

           (c) In no event shall the limited waiver of Landlord's sovereign immunity be construed or interpreted as a waiver of the sovereign immunity of the Oneida Tribe of Indians of Wisconsin.

           (d) The limited waiver of Landlord's sovereign immunity set forth in this Section 24.01 shall be effective only upon the date of this Agreement and shall thereafter continue through the expiration of all applicable statute of limitations. Landlord further specifically agrees to waive its immunity from unconsented suit to permit an action to compel arbitration should Landlord refuse to arbitrate any dispute relating to or arising out of this Agreement. Such an action may be brought in any Wisconsin state court or in any federal court. This limited waiver of sovereign immunity from unconsented suit is an addition to the express waiver to permit arbitration and enforcement of an arbitration award stated elsewhere in this section.

     Section 24.02: The parties hereto agree that all claims and disputes between them relating to or arising out of this Agreement (including, but not limited to, default) are to be resolved by binding arbitration as set forth in this Agreement. All arbitration shall be administered by the Office of the American Arbitration Association ("AAA") located nearest Green Bay, Wisconsin, shall take place in Brown County, Wisconsin and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA, except as provided herein. Such arbitration and enforcement of the award shall be the sole and exclusive remedy for such disputes. A single arbitrator may be used if both parties agree on the identity of the arbitrator. Otherwise, each party may select an arbitrator and the two arbitrators selected shall select a third arbitrator. The parties shall bear their own costs of arbitration and shall share equally the arbitrator(s) fees, provided, however, that the losing party shall pay the reasonable attorneys' fees and expenses of the prevailing party in an amount to be fixed by the arbitration panel or arbitrator as costs of the arbitration. The parties shall have access to all financial records of the Facility if a dispute is arbitrated under this section. The decision of the arbitrator will be final and binding upon the parties and will be enforceable in any Wisconsin state court or federal court.

     Section 24.03: The Landlord represents and warrants that this Agreement and the waiver of sovereign immunity contained herein have been properly authorized, and that the Landlord has obtained all required consents and approvals required by law relating to this Agreement, specifically including approval of the Agreement under 25 U.S.C. Section Section 415 and 81, and any and all necessary approvals of the Agreement by the Oneida Tribe of Indians of Wisconsin, a copy of the resolution authorizing such waiver is attached as EXHIBIT G.

     Section 24.04: The parties agree that the following provisions will govern their relationship during the term of this Agreement as well as the arbitration and enforcement of any arbitration award resolving a dispute under this
Agreement:

           (a) Landlord agrees that, in the event that any tax, levy, fee, or other exaction of any kind applicable to Tenant or its affiliates, employees, property, operations, gross receipts, operating expenses or net revenues of the Facility, or on the customers or employees thereof, is levied by the Oneida Tribe of Indians of Wisconsin and such tax, levy, fee or exaction results in Tenant paying greater amounts than would be payable under applicable state and federal law or in the event any state or federal laws are preempted, results in Tenant paying greater amounts than would have been payable by Tenant had such state or federal laws not been preempted, Landlord shall be solely responsible for the payment of such tax, levy, fee, or other exaction, and Tenant may include same in determination of its expenses for purposes of calculating rent pursuant to Article 4.

           (b) Landlord agrees to indemnify and hold harmless the Tenant for any detriment to the Tenant's rights under the Agreement as a result of the application of the laws or ordinances of the Oneida Tribe of Indians of Wisconsin to the activities of the Tenant under this Agreement, provided compliance with said laws is more costly than the application of state or federal laws on the same subject. This indemnity includes, but is not limited to, the application of any tribal law regulating the environment, land use, licensing or other type of regulation. This indemnity also applies to any change that may be made in the corporate charter of the Landlord during the duration of this Agreement.

           (c) The Landlord specifically waives the applicability of any tribal laws or ordinances to this Agreement or to any disputes arising from or relating to this Agreement.

           (d) The Landlord specifically waives any requirement that tribal remedies be exhausted or that tribal court jurisdiction is applicable to any matter arising out of or relating to this Agreement.

           (e) Any disputes arising out of or relating to this Agreement shall be governed solely by the laws of the State of Wisconsin.

           (f) The parties agree that service of process may be accomplished by service of any papers by certified mail through the United States Postal Service, return receipt requested, to the Landlord at: Oneida Nation Electronics, P. O. Box 355, Oneida, Wisconsin 54155, Attn:
      Chairperson of the Board, and to the Tenant at: Plexus Corp., 595 Enterprise Drive, P. O. Box 529, Neenah, Wisconsin 54956-0529. The Landlord and Tenant waive any contrary or conflicting provisions regarding service of process whether provided by the American Arbitration Association, tribal law, Wisconsin law, or federal law. If, for any reason, the agreement of the parties in regard to service of process become unenforceable, Landlord specifically consents to service of process under any applicable law at its corporate headquarters in accordance with its limited waiver of sovereign immunity.

           (g) The Landlord consents to execution of any judgment or arbitration award against any of its assets, whether or not located in Indian country. The Tenant is free to use any remedy available under Wisconsin or federal law, including but not limited to attachment and replevin, to enforce the terms of any arbitration award or judgment and the Landlord specifically consents to the use of such remedies in accordance with its waiver of sovereign immunity.

     Section 24.05: Tenant's Authority to Enter into Agreement. Tenant represents and warrants that it is duly incorporated, is in good standing under the laws of the State of Wisconsin, and that it has been duly authorized to enter into this Agreement by its directors, shareholders, and/or any and all other parties that may be required to approve its execution of this Agreement. Tenant further agrees to provide, upon request, certification from the Wisconsin Secretary of State that it is in good standing in the State of Wisconsin, and to provide, upon request, any and all corporate resolutions or other documents authorizing Tenant's execution of this Agreement.


                              ARTICLE TWENTY-FIVE
                                     NOTICE

     All notices, claims, certificates, requests, demands and other communications hereunder will be in writing (whether by letter, telecopy, telex or other commercially reasonable means of written communication) and will be deemed to have been duly given upon receipt as follows:

     If to LANDLORD:        Oneida Nation Electronics
                            P. O. Box 355
                            Oneida, WI  54155
                            Attn: Chairperson of the Board
                            Fax No.:  (414) 869-1587

     If to TENANT:          Plexus Corp.
                            595 Enterprise Drive
                            P. O. Box 529
                            Neenah, Wisconsin  54956-0529
                            Attn: Bob Kronser
                            Fax No.:  (414) 751-3375


                               ARTICLE TWENTY-SIX
                                 MISCELLANEOUS

     Section 26.01: One or more waivers of any covenant or condition by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Landlord or Tenant to or of any act by Tenant or Landlord, as the case may be, requiring the others' consent or approval shall not be deemed to render unnecessary consent or approval to or of any subsequent similar act by the other. No breach of a covenant or condition of this Agreement shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in writing signed by the other.

     Section 26.02: This Agreement and the exhibits, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Facility and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. No alteration, amendment, change or addition to this Agreement shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.

     Section 26.03: This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by Tenant without the prior written consent of Landlord, except as otherwise permitted elsewhere in this Agreement.

     Section 26.04: The covenant to pay rent is hereby declared to be an independent covenant on the part of Tenant to be kept and performed, and no offset thereto shall be permitted or allowed.

     Section 26.05: No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Agreement.

     Section 26.06: The submission of this Agreement for examination does not constitute a reservation of or option for the Facility, and this Agreement shall become effective as a Agreement only upon execution and delivery thereof by Landlord and Tenant.

     Section 26.07: If any provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each provision of the Agreement shall be valid and enforceable to the fullest extent permitted by the law.

     Section 26.08: This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     Section 26.09: The Landlord represents and warrants that it owns a leasehold interest for more than ten (10) years in the land and the Facility to be built thereon, free and clear of all liens and encumbrances and has good right to enter into this Agreement and construct the Facility. Providing that Tenant is not in default under this Agreement beyond any applicable grace period, the Landlord warrants that the Tenant's peaceable and quiet enjoyment of the Facility shall not be disturbed by anyone whatsoever.

     Section 26.10: The Landlord shall not encumber in any manner the Facility or the land upon which it is located without first obtaining from the proposed holder of such encumbrance a nondisturbance agreement providing such holder shall not disturb the Tenant's possession of the Facility pursuant to this Agreement, so long as Tenant is not in default under this Agreement beyond any applicable grace periods and its right to possession has not been legally terminated.

     Tenant shall not encumber Landlord's property or the land on which Landlord's property is located, and if, regardless of this prohibition, any person furnishing or claiming to have furnished labor or materials at Tenant's request or any person claiming by, through, or under tenant will file a lien against Landlord's interest therein, Tenant, within thirty (30) days after being notified thereof, will cause the lien to be satisfied of record or the Facility and/or the land upon which the Facility is located released by posting a bond or other security as prescribed by law, or will cause same to be discharged as a lien against Landlord's interest in the Facility or that land on which the Facility is located by an order of a court having jurisdiction to discharge such a lien.

     Section 26.11: The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

     Section 26.12: It is specifically declared and agreed that time is of the essence as to this Agreement.

     Section 26.13: Tenant agrees that Landlord's designated agent shall have reasonable access to Tenant's current production orders, new orders, monthly financial statements and such other information involving the Facility which is reasonably required by Landlord to monitor Tenant's operations at the Facility provided, however, Tenant may be prevented from disclosing certain information by confidentiality agreements between Tenant and its customers.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

                                  LANDLORD:

                                  ONEIDA NATION ELECTRONICS


                               By:__________________________________


                                  TENANT:

                                  PLEXUS CORP.


                               By:________________________________